Ex(a)(1)(D)

Offer to Purchase for Cash
All Outstanding Ordinary Shares
of
TARO PHARMACEUTICAL INDUSTRIES LTD.
at
$7.75 NET PER SHARE
by
ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.
a subsidiary of
SUN PHARMACEUTICAL INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 28, 2008, UNLESS THE OFFER IS EXTENDED.

June 30, 2008

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

We have been appointed by Alkaloida Chemical Company Exclusive Group Ltd. (“Purchaser”), a Hungarian company and a subsidiary of Sun Pharmaceutical Industries Ltd. (“Sun”), an Indian company, to act as Dealer Manager in connection with Purchaser’s offer to purchase all Ordinary Shares, nominal (par) value NIS 0.0001 per share (“Ordinary Shares”), of Taro Pharmaceutical Industries Ltd. (the “Company”), an Israeli corporation, that are issued and outstanding for $7.75 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated June 30, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Ordinary Shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the initial period of Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, July 28, 2008, unless the Offer is extended.

Your attention is directed to the following:

1. The offer price is $7.75 per Ordinary Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2. Purchaser has obtained an approval from the Israeli Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Ordinary Shares pursuant to the Offer. The approval provides, among other things, that: (i) tendering shareholders who acquired their Ordinary Shares after the Company’s initial public offering in 1961, who certify that they are NOT Israeli residents for purposes of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”) (and, in the case of a corporation, that no Israeli residents (x) hold 25% or more of the means of control of such corporation or (y) are the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly), and who hold their Ordinary Shares directly or through a foreign (non-Israeli) broker or financial institution, will not be subject to Israeli withholding tax; and (ii) payments to be made to tendering shareholders who acquired their Ordinary Shares after the Company’s initial public offering in 1961 and who hold their Ordinary Shares through an Israeli broker or Israeli financial institution will be made by Purchaser without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The approval does not address shareholders who are not described in clauses (i) and (ii) above, and therefore they will be subject to Israeli withholding tax as required by Israeli law at the applicable rate (20% in the case of individuals and 25% in the case of corporations) of the gross proceeds payable to them pursuant to the Offer. Accordingly, if your client determines to tender his or her Ordinary Shares in the Offer, you should also request instructions as to whether he or she is eligible for (A) an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) or (B) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate.

In general, if your client(s) certifies, by completing the Declaration Form, that it is (i) NOT a “resident of Israel” for purposes of the Ordinance, or (ii) a bank, broker or financial institution resident in Israel that (A) is holding the Ordinary Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Ordinary Shares tendered by them and accepted for payment by Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Section 5 of the Offer to Purchase. With respect to U.S. backup withholding taxes, see Section 5 of the Offer to Purchase.

3. The Offer is being made for all Ordinary Shares.

4. Shareholders may tender their Ordinary Shares until 12:00 midnight, New York City time, on Monday, July 28, 2008, unless the Offer is extended. The period from the commencement of the Offer until the Expiration Date (as defined in the Offer to Purchase), as may be extended by Purchaser, is referred to as the “Offer Period”.

5. Promptly following the Expiration Date, Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by Purchaser. Conditions to the Offer include, among other things:

(I) TARO DEVELOPMENT CORPORATION (“TDC”), BARRIE LEVITT, M.D., DANIEL MOROS, M.D., JACOB LEVITT, M.D., AND TAL LEVITT HAVING, PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD, EITHER (A) FULLY PERFORMED THEIR OBLIGATIONS UNDER AN EXISTING OPTION AGREEMENT, DATED MAY 18, 2007, AMONG PURCHASER, DR. BARRIE LEVITT, DR. DANIEL MOROS, DR. JACOB LEVITT, MS. TAL LEVITT AND TDC, OR (B) TAKEN ALL ACTIONS NECESSARY TO PERFORM SUCH OBLIGATIONS CONTEMPORANEOUSLY WITH THE EXPIRATION OF THE OFFER;

(II) THERE NOT BEING ANY ORDER OF A COURT OF COMPETENT JURISDICTION PROHIBITING PURCHASER FROM CLOSING THE OFFER OR REQUIRING PURCHASER TO CONDUCT A “SPECIAL TENDER OFFER” UNDER THE ISRAELI COMPANIES LAW;

(III) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD; AND

(IV) RECEIPT OF APPROVAL FROM THE ISRAEL LAND ADMINISTRATION OF PURCHASER’S ACQUISITION OF CONTROL OF THE COMPANY PRIOR TO THE EXPIRATION OF THE INITIAL OFFERING PERIOD.

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

Purchaser reserves the right to amend the Offer at any time to comply with the “special tender offer” rules under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), or to take such other actions as necessary to ensure that the “special tender offer” rules are inapplicable. See Section 15 of the Offer to Purchase.

6. Purchaser will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York City time, on the business day following the Expiration Date, stating whether the conditions to the Offer have been satisfied or, subject to applicable law, waived by Purchaser. Promptly following the Expiration Date, Purchaser will announce the results of the Offer.

For your information and for forwarding to your clients for whom you hold Ordinary Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  Offer to Purchase, dated June 30, 2008;

2.  Letter of Transmittal for your use in accepting the Offer and tendering Ordinary Shares and for the information of your clients, with space provided for obtaining the clients’ instructions with regard to the Offer;

3.  Notice of Guaranteed Delivery to be used to accept the Offer if the Ordinary Shares and all other required documents are not immediately available or cannot be delivered to Computershare (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.  A letter which may be sent to your clients for whose accounts you hold Ordinary Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6.  Declaration Form (“Declaration of Status of Israeli Income Tax Purposes”); and

7.  Return envelope addressed to the Depositary.

In all cases, payment for Ordinary Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Ordinary Shares (or a confirmation of a book-entry transfer of such Ordinary Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Ordinary Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Ordinary Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Ordinary Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned or Mackenzie Partners, Inc. (the “Information Agent”), at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the undersigned or the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Greenhill & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.